Exhibit 23.3

Consent of Independent Public Accountants

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 6, 2003, relating to the audited combined financial statements of The C&H Packaging Group for the year ended December 31, 2002, which appears in the prospectus of Appleton Papers Inc. and Subsidiaries dated September 22, 2004.

/s/ WIPFLI LLP

WIPFLI LLP

Wausau, Wisconsin

September 22, 2004